Filed Pursuant to Rule 424(b)(3) and 424(b)(7)

File No. 333-131373

A filing fee of $51,188, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated January 30, 2006)

13,525,195 Shares

Common Stock

This prospectus supplement relates solely to the resale of up to an aggregate of 13,525,195 shares of common stock of The Nasdaq Stock Market, Inc. by the selling stockholders identified in this prospectus supplement. These shares consist of shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus supplement in 2000 and 2001 private placements of our common stock and warrants to purchase our common stock. This prospectus supplement relates to a portion of the 14,201,625 shares of common stock issued or issuable upon the exercise of warrants that were sold to investors in the 2000 and 2001 private placements. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary. Such additional supplements to this prospectus supplement will be filed following the receipt of required documentation from the investors.

The selling stockholders identified in this prospectus supplement may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page S-6 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders, and we will not receive the exercise price of any warrants exercised.

The shares of our common stock are quoted on The Nasdaq National Market under the symbol “NDAQ.” On May 15, 2006, the last reported sale price of our shares was $35.37 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2006.

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Special Note Regarding Forward-Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and the documents incorporated by reference herein contain these types of statements. We make these statements directly in this prospectus supplement and in the documents filed with the SEC that are incorporated by reference in this prospectus supplement. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	our operating results may be lower than expected;

•	our ability to implement our strategic initiatives and any consequences from our pursuit of our corporate strategy, including in connection with our recent acquisition of Instinet Group Incorporated, or Instinet, and our recent acquisitions of issued share capital of the London Stock Exchange, or LSE;

•	competition, economic, political and market conditions and fluctuations, including interest rate risk;

•	government and industry regulation; or

•	adverse changes that may occur in the securities markets generally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk resulting from such uncertainty in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Readers should carefully review this prospectus supplement and the accompanying prospectus in their entirety, including, but not limited to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” financial statements and the accompanying notes thereto, and the pro forma financial statements and accompanying notes thereto, all of which are incorporated by reference, and the risks described in the “Risk Factors” sections of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no

ii

obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information related to our business. Since it is a summary, this section may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement. You should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” financial statements and the accompanying notes, all of which are incorporated by reference, before making an investment decision.

THE NASDAQ STOCK MARKET

We are a leading provider of securities listing, trading, and information products and services. Our revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, and financial products. We operate The Nasdaq Stock Market, the largest electronic equity securities market in the United States, both in terms of number of listed companies and traded share volume. We also operate The Nasdaq Market Center, which provides market participants with the ability to access, process, display and integrate orders and quotes for stocks listed on The Nasdaq Stock Market and other national stock exchanges. We manage, operate and provide our products and services in two business segments, our Issuer Services segment and our Market Services segment.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at One Liberty Plaza, New York, New York, 10006 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholders	13,525,195

Shares outstanding	111,448,450

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk factors	Before investing in our common stock, you should carefully read and consider the information set forth in the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Report filed on Form 10-Q incorporated by reference in this prospectus supplement.

Listing	Our common stock currently trades on The Nasdaq National Market under the ticker symbol “NDAQ.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

PRICE AND RELATED INFORMATION CONCERNING SHARES

Our common stock has been listed on the Nasdaq National Market since February 9, 2005, under the ticker symbol “NDAQ.” From July 1, 2002 through February 8, 2005, our common stock traded on the OTC Bulletin Board under the symbol “NDAQ.”

Before February 9, 2005, there was a limited trading market for our common stock. The following chart lists the quarterly high and low bid prices for shares of our common stock for the first quarter of 2006 and for the second quarter of 2006 through May 15, 2006 and fiscal years 2005 and 2004. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

	High	Low
Fiscal 2006
Second quarter (through May 15, 2006)	$45.00	$34.65
First quarter	$46.75	$34.83
Fiscal 2005
Fourth quarter	$45.23	$25.33
Third quarter	25.75	18.80
Second quarter	20.00	9.81
First quarter	11.86	7.60
Fiscal 2004
Fourth quarter	$10.50	$6.40
Third quarter	7.00	5.53
Second quarter	8.80	6.30
First quarter	12.60	8.55

As of May 3, 2006, we had approximately 1,014 holders of record of our common stock.

DIVIDEND POLICY

You should not plan on receiving a dividend on your common stock, since our credit facility prohibits us from paying dividends. In the past, before our credit facility had been in place, it was not our policy to declare or pay cash dividends on our common stock. We intend to retain any future earnings for funding our growth and meeting our obligations.

SELLING STOCKHOLDERS

The following table sets forth information regarding each selling stockholder and the amount of our common stock that it may offer under this prospectus supplement. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders’ interest. The shares of our common stock offered by this prospectus supplement include the shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus in our 2000 and 2001 private placements of our common stock and warrants to purchase our common stock.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be sold by this Prospectus Supplement	Percentage of Shares Beneficially Owned After Offering(1)
Sunrise Partners Limited	125,000	125,000	*
The Kreiger Family Limited Partnership	58,000	50,000	*
Other Stockholders	376,580	213,560	*
Certain other beneficial owners of common stock or future transferees, pledgees, donees of or from any such holder, if identified as described below (2)(3)	13,136,635	13,136,635	*
Total	13,696,215	13,525,195	*

*	Less than 1%.

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 111,900,966 shares of common stock outstanding (including shares of restricted common stock entitled to vote at the annual meeting) as of May 3, 2006.

(2) Selling stockholders may be identified in the table above by us at a later date by filing a prospectus supplement to this prospectus supplement. Such other holders shall not be permitted to sell pursuant to the registration statement unless and until they are specifically identified in a supplement to this prospectus supplement.

(3) Assumes that any selling stockholders or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the shares do not beneficially own any shares of common stock other than the common stock registered hereby.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus supplement will be offered and sold by the selling stockholders named in this prospectus supplement, by their pledgees, donees, assignees, transferees, successors or others who hold any of the selling stockholders’ interest. The selling stockholders from time to time may offer and sell the shares in transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be effected in transactions on any national securities exchange or quotation service on which the shares may be listed or quoted; in the over-the-counter market; in transactions otherwise than on such exchanges or services or in the over-the-counter market; or through the writing of options or other hedging transactions (including derivatives other than options). The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions. The selling stockholder may not sell the shares through an underwritten offering without our prior consent.

The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets. Methods of sale may also include privately negotiated transactions such as direct sales to purchasers and sale effected through agents, short sales, sales of a specified number of shares at a stipulated price per share and any other method permitted by law or combination thereof. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Shares eligible to be sold under Rule 144 under the Securities Act may be sold pursuant thereto rather than pursuant to this prospectus supplement. The selling stockholders may also engage in short sales against the box, puts, calls and other transactions in our securities or derivatives thereof, and may sell or deliver shares in connection with these trades.

From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns. If a selling stockholder defaults in the performance of the selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling stockholders also may transfer and donate shares in other circumstances. Donees may also offer and sell the shares from time to time by this prospectus supplement (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder’s shares or defaults in performing obligations secured by such stockholder’s shares. The plan of distribution for the shares offered and sold under this prospectus supplement will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus supplement.

The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus supplement may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

If the selling stockholders use this prospectus supplement for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for Nasdaq by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the trading symbol “NDAQ.”

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering.

You may request a copy of these filings, at no cost, by writing, telephoning or emailing us as follows: Investor Relations, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006, (212) 401-8700, email: investor.relations@nasdaq.com.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005, which we filed with the SEC on March 15, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, which we filed with the SEC on May 10, 2006;

•	our Definitive Proxy Statement, which we filed with the SEC on April 21, 2006;

•	our Current Reports on Form 8-K, which we filed with the SEC on January 27, 2006, February 9, 2006, February 15, 2006, February 22, 2006, March 8, 2006, March 14, 2006, April 4, 2006, April 17, 2006, April 19, 2006, April 21, 2006, May 3, 2006, May 9, 2006 and May 11, 2006; and

•	the description of our common stock contained in Amendment No. 5 to our Registration Statement on Form 10 (File No. 000-32651) filed on November 19, 2001.

All documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the date the selling stockholders sell all of the shares of common stock offered by this prospectus supplement shall be deemed incorporated into this prospectus supplement.

You should only rely on the information contained in this prospectus supplement, the documents incorporated by reference. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents to: Investor Relations, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006, (212) 401-8700, email: investor.relations@nasdaq.com.

EXPERTS

The consolidated financial statements of The Nasdaq Stock Market, Inc. appearing in The Nasdaq Stock Market, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and The Nasdaq Stock Market, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm.

PROSPECTUS

THE NASDAQ STOCK MARKET, INC.

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt or equity securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is quoted on the Nasdaq National Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2006

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Nasdaq,” “we,” “our,” or “us” refer to The Nasdaq Stock Market, Inc., and its direct and indirect subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock and warrants, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the trading symbol “NDAQ.”

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, which we filed with the SEC on March 14, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which we filed with the SEC on May 10, 2005, as amended on May 13, 2005, August 9, 2005 and November 8, 2005, respectively;

•	our Current Reports on Form 8-K, which we filed with the SEC on January 25, 2005, February 11, 2005, March 8, 2005, March 29, 2005, April 27, 2005, April 28, 2005, May 13, 2005, June 13, 2005, June 16, 2005, September 1, 2005, September 9, 2005, November 30, 2005, December 2, 2005, December 14, 2005, December 20, 2005, January 9, 2006, January 12, 2006 and January 24, 2006;

•	our Current Report on Form 8-K/A, which we filed with the SEC on January 27, 2006;

•	those portions of our definitive Proxy Statement for the 2005 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K; and

•	the description of our common stock contained in Amendment No. 5 to our Registration Statement on Form 10 (File No. 000-32651) filed on November 19, 2001.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

You may request a copy of these filings, at no cost, by writing, telephoning or emailing us as follows: Investor Relations, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006, (212) 401-8700, email: investor.relations@nasdaq.com.

THE NASDAQ STOCK MARKET

We are a leading provider of securities listing, trading, and information products and services. Our revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, and financial products. We operate The Nasdaq Stock Market, the largest electronic equity securities market in the United States, both in terms of number of listed companies and traded share volume. We also operate The Nasdaq Market Center, which provides market participants with the ability to access, process, display and integrate orders and quotes for stocks listed on The Nasdaq Stock Market and other national stock exchanges. We manage, operate and provide our products and services in two business segments, our Issuer Services segment and our Market Services segment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2005(2)	2004(3)	2003(4)	2002	2001	2000(5)
Ratio of Earnings to Fixed Charges (1):	7.23	1.22	(2.48)	6.59	10.80	17.87
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	6.01	0.71	(1.73)	6.59	10.80	17.87

(1)	For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before minority interests plus interest and related expenses. Fixed charges are the sum of interest and related expenses.

(2)	Includes costs of $17.9 million associated with Nasdaq’s 2005 cost reductions.

(3)	Includes costs of $62.6 million associated with Nasdaq’s 2004 cost reductions.

(4)	Includes costs of $97.9 million associated with Nasdaq’s strategic review in 2003.

(5)	Adjusted for cumulative effect of change in accounting principle of $169.0 million.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of The Nasdaq Stock Market, Inc. and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF COMMON STOCK

General

As of December 31, 2005, we are authorized to issue up to 300,000,000 shares of common stock. Mellon Investor Services is the transfer agent and registrar for our common stock. Shares of common stock are quoted on the Nasdaq National Market under the trading symbol “NDAQ.”

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders except that any person, other than NASD or any other person as may be approved for such exemption by the board of directors prior to the time such person owns more than 5% of the then outstanding shares of common stock, who otherwise would be entitled to exercise voting rights in respect of more than 5% of the then outstanding shares of common stock will be unable to exercise voting rights in respect of any shares in excess of 5% of the then outstanding shares of common stock. At any meeting of our stockholders, a majority of the votes entitled to be cast (currently, the common stock, Series D Preferred Stock and 3.75% convertible subordinated notes due 2012) will constitute a quorum for such meeting. Additionally, in response to the SEC’s concern about a concentration of our ownership, our exchange registration application includes a rule that, effective upon exchange registration, prohibits any member of Nasdaq or a person associated with such member from beneficially owning more than 5% of the outstanding shares of common stock.

Under the certificate of incorporation, our board of directors may waive the application of the 5% voting limitation to persons other than brokers, dealers, their affiliates, and persons subject to statutory disqualification under Section 3(a)(39) of the Exchange Act. In the event that the board of directors approves an exemption from the 5% voting limitation (other than an exemption granted in connection with a strategic market alliance) and seeks the concurrence of the SEC with respect thereto, we have agreed to grant Hellman & Friedman and Silver Lake Partners, holders of our 3.75% convertible subordinated notes, a comparable exemption from such limitation and to use our best efforts to obtain SEC concurrence of such exemption. At our 2005 Annual Meeting of Stockholders, stockholders approved an amendment to the certificate of incorporation granting each of the holders of the convertible notes the right to vote with the holders of common stock and Series D Preferred Stock on matters submitted to a vote of stockholders, subject to the 5% voting limitation.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for them. In the event of liquidation, dissolution, or winding-up of Nasdaq, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. We have not declared or paid cash dividends on our common stock. We currently do not intend to pay any cash dividends on our common stock. Rather, we currently plan to retain any future earnings for funding our growth. Future dividends, if any, will be determined by our board of directors.

This summary is not meant to be complete. You should refer to the applicable provision of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

DESCRIPTION OF PREFERRED STOCK

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for The Nasdaq Stock Market, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Nasdaq Stock Market, Inc. appearing in The Nasdaq Stock Market, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and The Nasdaq Stock Market, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein (which did not include an evaluation of the internal control over financial reporting of Toll Associates LLC), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Toll Associates LLC from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Toll Associates LLC as of December 31, 2004 and for the period September 7, 2004 through December 31, 2004, have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

The audited historical consolidated financial statements of Instinet Group Incorporated included in Exhibit 99.1 of The Nasdaq Stock Market, Inc.’s Current Report on Form 8-K/A dated January 27, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.